Exhibit 99.1

Contact Information:

Company Contact	Investor Relations
Brian McGee	Jennifer Jarman
Chief Financial Officer	the blueshirt group
510-413-1201	415-217-7722

bmcgee@lexarmedia.com	jennifer@blueshirtgroup.com

Lexar Media More than Doubles Annual Revenues to $412 million

Fourth Quarter Revenues of $177 Million Increase 80% Sequentially and 171% Year-over-Year;

Fourth Quarter Earnings Total $0.21 per Diluted Share

FREMONT, Calif., January 29, 2004 – Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today reported record financial results for the fourth quarter and year ended December 31, 2003.

Total fourth quarter revenues of $177.5 million increased 80% sequentially from $98.7 million in the preceding quarter and 171% from $65.5 million in the same period last year. Product revenues of $172.8 million increased 83% from $94.3 million in the preceding quarter and 183% from $61.2 million in the same period last year. Gross margin for the quarter was 24%, compared to 27% in the preceding quarter and in the fourth quarter of last year. Net income was $18.9 million, or $0.21 per diluted share, as compared to $9.7 million, or $0.12 per diluted share, in the preceding quarter and $5.6 million, or $0.08 per diluted share, in the same period last year.

Revenues for the year ended December 31, 2003, were $412.3 million, a 137% increase from $174.0 million for the year ended December 31, 2002. Product revenues of $394.6 million for 2003 increased 152% from $156.7 million for 2002. Net income was $39.9 million, or $0.49 per diluted share in 2003, as compared to $4.0 million, or $0.06 per diluted share in 2002.

“2003 proved to be a phenomenal year for Lexar as we more than doubled our revenues on an annual basis and generated more revenue in the fourth quarter than for all of 2002 combined,” said Eric Stang, Lexar Media’s chairman, CEO and president. “During the year, we successfully grew our storefronts and expanded our product offerings beyond digital cameras into the rapidly growing USB flash drive market. Our ability to meet our customer requirements despite a general industry-wide flash shortage and unprecedented demand levels during the holiday period is a testament to the strength of our fabless business model and our valued partnership with key suppliers. We look forward to 2004 and beyond as we expect our core technology assets to become increasingly integral to the performance of feature rich digital devices.”

Corporate Highlights

Lexar Media recently:

•	Began sampling Samsung Electronics’ first 8Gb NAND flash memory device. The new high-density chips, combined with Lexar’s next-generation controller technology will enable Lexar to increase the performance and storage capacity of its award winning memory cards and USB flash drives.

•	Added Paris Sud Electronique as a distributor of its digital media products and accessories through a network of over 600 companies in France.

•	Commenced retail shipments in Japan of the Lexar Media miniSD™ card, specifically designed for the mobile phone market, which is increasingly adding storage intensive applications to phones including digital cameras, digital video, MP3 players, PDAs, games and email.

•	Expanded its product line of JumpDrive USB flash drives with the addition of Traveler, Music, Sport and Elite versions for a wide variety of users and functionality; introduced JumpGear-MP3, a digital audio player that utilizes and increases the functionality of JumpDrive Sport as its storage medium; introduced a 2GB version of JumpDrive Pro; and, introduced the second generation JumpDrive Secure 2.0 offering enhanced security software with file encryption and USB 2.0.

•	Introduced ImageRescue 2.0, an enhanced version of its popular image recovery software now capable of recovering “lost” or deleted digital images from any memory card, regardless of format or manufacturer.

•	Settled its patent dispute with SimpleTech, Inc. whereby both parties agreed to a mutual dismissal of the lawsuit and SimpleTech has taken a royalty-bearing license under Lexar’s patents for past and future sales of Memory Stick products.

•	Began offering two new compact, portable, high-speed FireWire and USB 2.0 CompactFlash readers offering faster downloading of digital images with data transfer speeds up to 400Mb/s and 480Mb/s, respectively.

Financial Outlook for 2004

In commenting on the Company’s outlook, Mr. Stang continued, “For the first quarter of 2004, we are projecting revenues of at least $140 million and net income of approximately $0.10 per diluted share. Our guidance for the year calls for product revenue growth of 50% to 75% over 2003. We anticipate that product gross margins for 2004 will be in our target range of 20% to 24%, with margins improving in the second half of the year towards the higher-end of the target range as additional industry capacity comes on-line and flash prices are reduced. Operating expenses in 2004 are expected to increase in conjunction with anticipated growth in sales volume. In addition, we expect to increase our investment in research and development over 2003. Assuming a conservative outlook for licensing revenues, net income for the year is projected to be approximately $0.60 per diluted share.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the “Webcasts” section of Lexar Media’s investor relations web site at http://www.lexarmedia.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar Media, Inc. is a leading designer, marketer and licensor of award-winning removable flash-based digital storage media, card readers and ATA controller solutions for the digital photography, consumer electronics, industrial and communications markets. Lexar Media brands digital memory cards in the industry’s most popular formats including CompactFlash, SmartMedia, Memory Stick, MultiMediaCard and SD. As a digital storage innovator, Lexar Media was the first to develop and advance proprietary read-write speed standards for its USB-enabled CompactFlash cards and holds over 60 controller and system patents. Licensees of Lexar Media’s technology include Olympus, SanDisk, Samsung Electronics and Sony. Headquartered in Fremont, California, Lexar Media also has offices in London and Tokyo. Lexar Media is a member of the Russell 2000 Index. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including the statements in the section entitled “Financial Outlook for 2004,” anticipated consumer demand for digital still cameras and portable storage devices generally and demand for our products in particular, as well as the growth of the digital media and digital photography markets. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver flash memory products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; as our licenses transition from fixed to variable, our licensing revenues may decline or end and we may be unable to secure new license or royalty revenue; if we are unable to manage our inventory levels operating results will be negatively impacted; future average selling prices may erode due to excess industry capacity and extreme price competition; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage the distributor channels and relationships, our operating results will be harmed; increased competition in the digital film market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003. Lexar Media assumes no obligation to update the forward-looking information contained in this news release.

Lexar Media, JumpDrive and the Lexar Media logo are trademarks of Lexar Media, Inc. Lexar Media, Inc. is an authorized licensee of the CompactFlash trademark. All other brand or product names are trademarks or registered trademarks of their respective holders.

###

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net revenues:
Product revenues	$172,830	$61,173	$394,562	$156,744
License and royalty revenues	4,638	4,368	17,703	17,295

Total net revenues	177,468	65,541	412,265	174,039
Cost of product revenues	134,997	48,036	306,817	128,199

Gross margin	42,471	17,505	105,448	45,840

Operating expenses:
Research and development	2,630	1,681	8,148	6,021
Sales and marketing	11,411	5,672	32,623	17,811
General and administrative	6,545	4,152	20,056	11,441
Restructuring credit	—	(171)	—	(171)

Total operating expenses	20,586	11,334	60,827	35,102

Income from operations	21,885	6,171	44,621	10,738

Total other income and (expense)	(56)	(248)	(523)	(276)

Income before income taxes	21,829	5,923	44,098	10,462

Income taxes	2,969	349	4,186	6,453

Net income	$18,860	$5,574	$39,912	$4,009

Net income per common share:
Basic	$0.24	$0.09	$0.57	$0.07

Diluted	$0.21	$0.08	$0.49	$0.06

Shares used in computing net income per common share calculation:
Basic	77,618	61,604	70,557	59,918
Diluted	90,425	71,840	81,792	66,664

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$115,698	$47,383
Restricted cash	5,000	5,000
Accounts receivable, net	89,579	42,609
Inventories	99,620	25,604
Prepaid expenses and other current assets	10,097	2,397

Total current assets	319,994	122,993

Property and equipment, net	3,579	2,887
Intangibles and other assets	1,101	1,041

Total assets	$324,674	$126,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$126,638	$43,663
Deferred license revenue and product margin	11,066	22,352
Notes payable	—	14,568

Total current liabilities	137,704	80,583

Deferred license revenue, net of current portion	691	4,724
Other non-current liabilities	—	49

Total liabilities	138,395	85,356

Total stockholders’ equity	186,279	41,565

Total liabilities and stockholders’ equity	$324,674	$126,921